Exhibit 10.11

EXECUTION COPY

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT
This Amended and Restated Investment Management Agreement (this “Agreement”), dated as of October 15, 2018 and effective as of January 1, 2018, is entered into by and among Watford Specialty Insurance Company, a New Jersey domiciled insurance company (the “Company”), HPS Investment Partners, LLC, a Delaware limited liability company (f/k/a Highbridge Principal Strategies, LLC) (the “Investment Manager”) and, solely for the limited purposes set forth in Sections 3(a), 5(b), 14(b)(iii), 19 and 25, Arch Underwriters Inc., a Delaware corporation (“AUI”).
WHEREAS, the Company, the Investment Manager and AUI entered into that certain Investment Management Agreement on August 1, 2016 (the “Original Agreement”);
WHEREAS, the Company, the Investment Manager and AUI wish to amend and restate the Original Agreement in its entirety as set forth herein;
WHEREAS, the Company wishes to retain the Investment Manager to provide the investment management services described herein, and the Investment Manager wishes to provide such services; and
WHEREAS, the Company has all requisite authority to appoint one or more investment managers to supervise and direct the investment and reinvestment of the assets of the Company.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein, the parties hereto agree as follows:
Section 1.    Investment Description; Appointment.
(a)The Company desires to utilize and hereby appoints the Investment Manager as its agent and attorney-in-fact to act as exclusive investment manager with full investment authority for the investment and reinvestment of those assets in the Company’s non-investment grade investment accounts (collectively, the “HPS Investment Account”) for the purpose of investing the assets to be managed by the Investment Manager under the terms of this Agreement. The Investment Manager accepts such appointment by executing this Agreement.
(b)During the term of this Agreement, the Company shall engage the Investment Manager to be the Company’s exclusive investment advisor for the HPS Investment Account and the HPS Managed Assets (as defined below).
Section 2.    Services as Investment Manager.
(a)Subject to the Investment Guidelines for the Company’s HPS Investment Account attached hereto as Exhibit A (as amended from time to time in accordance with Section 3(a), the “HPS Investment Guidelines”), the Investment Manager will be empowered (i) to formulate the overall trading and investment strategy of the HPS Investment Account and (ii) to exercise full discretion in the management of the trading and investment transactions and related activities of the HPS Investment Account in order to implement such strategy.

(b) In furtherance of the foregoing, the Company hereby designates and appoints the Investment Manager as its agent and attorney-in-fact in connection with its management of the HPS Investment Account, with full power and authority, subject to the HPS Investment Guidelines, and without the need for further approval of the Company, except as with respect to the Investment Grade Account and as may be required by applicable law, to have the exclusive power on behalf of the Company to, among other things, (i) make all investment decisions for the HPS Investment Account and effect any and all transactions in all securities, loans and instruments, including, without limitation, debt securities, bank loans (via participations or assignments), trade claims, arbitrages, leases, tax liens, break-ups, consolidations, reorganizations and similar securities of United States issuers, and everything connected therewith in the broadest sense, (ii) determine all matters relating to the manner, method and timing of investment transactions and engage consultants and analysts in connection therewith, (iii) monitor the investment performance of the HPS Investment Account, (iv) value the Company’s investment assets held in the HPS Investment Account in accordance with Section 11, (v) negotiate the terms of all agreements to be entered into on behalf of the Company and make and execute all such documents and take all such other actions as the Investment Manager considers necessary or appropriate to carry out its investment advisory duties hereunder, (vi) retain brokers, including prime brokers, dealers, banks and other intermediaries by or through whom such investment transactions will be executed or carried out, open accounts, and solely for the purpose of funding short-term liquidity needs, borrow funds, pledge assets, retain placement agents and enter into loan facilities and other instruments, including, without limitation, prime brokerage agreements, pledge agreements and placement agent agreements, for the Company, (vii) draw funds on accounts of the Company and direct banks, brokers or other custodians to effect deliveries of funds or assets, but only in the course of effecting investment transactions for the HPS Investment Account hereunder, (viii) provide certain financial, accounting, legal/compliance, technology, investor relations and other back-office services to the Company and (ix) engage attorneys, independent accountants, consultants, investment bankers or such other persons as the Investment Manager may deem necessary or advisable, on behalf of, and at the expense of, the Company.
(c)The Investment Manager and its agent are authorized, but will not be required, to vote, tender or convert any securities in the HPS Investment Account; to execute waivers, consents and other instruments with respect to such securities; to endorse, transfer or deliver such securities or to consent to any class action, plan of reorganization, merger, combination, consolidation, liquidation or similar plan with reference to such securities; and the Investment Manager will not incur any liability to the Company by reason of any exercise of, or failure to exercise, any such discretion in the absence of gross negligence or bad faith. The Investment Manager may delegate all or a portion of its responsibilities under this Agreement with respect to voting or proxy solicitations for the Company to one or more third parties selected by the Investment Manager.
(d)The Investment Manager acknowledges that the board of directors of the Company (the “Board of Directors”) will undertake a process annually, or more frequently as necessary, to review all relevant facts and determine a business plan for the Company for the applicable succeeding year. In addition, the Company’s Chief Executive Officer (the “Chief Executive Officer”) will regularly assess the Company’s business, including its business plan, investment strategy, investment portfolio and investment performance. The Investment Manager hereby agrees to furnish the Board of Directors and the Chief Executive Officer with the current investment strategy and the proposed future investment strategy for subsequent periods, which strategies shall be in accordance with the HPS Investment Guidelines, as well as any other information reasonably requested by the Board of Directors or the Chief Executive Officer. The Investment Manager agrees to work in good faith with the Company and the Chief Executive Officer to coordinate and align the investment strategy and the underwriting strategy with the Company’s business plan.
(e)The Investment Manager further agrees to furnish the Board of Directors with any relevant reporting information the Board of Directors may reasonably request with respect to the HPS Investment Account.
(f)The Investment Manager will upon request from time to time provide to the Company all information required by the Company regarding the HPS Investment Account in connection with the Company’s statutory filings or otherwise as requested by any regulator of the Company or the Rating Agency.
(g)The Investment Manager may delegate all or a portion of its responsibilities under this Agreement to one or more sub-advisors selected by the Investment Manager or to affiliates of the Investment Manager without further consent of the Company; provided, however, that Investment Manager shall be responsible for any fees of any such sub-advisor at no cost to the Company beyond the fees payable to the Investment Manager as otherwise provided herein; provided further that any such delegation will be revocable by the Investment Manager.
Section 3.    Certain Additional Limitations and Obligations.
(a)The HPS Investment Guidelines may only be amended upon the written agreement of the Investment Manager, AUI and the Company (as approved by the Board of Directors). Notwithstanding the foregoing, the agreement of AUI shall not be required if at such time AUI is no longer serving as the insurance and reinsurance portfolio manager of the Company.
(b)If at any time a rating agency the Company has engaged to provide a financial strength rating for the Company as set forth on Exhibit C, as such Exhibit may be amended from time to time by mutual agreement of the Investment Manager and the Company (each such rating agency listed thereon, a “Rating Agency”), communicates to the Company or the Investment Manager that it believes that any action or change with respect to the Company’s non-investment grade investments, non-investment grade investment strategy or HPS Investment Guidelines is advisable to the Company maintaining a financial strength rating of at least “A-” (or equivalent), the Company and the Investment Manager shall work in good faith to take any such actions or make any such changes, subject to the HPS Investment Guidelines. If, after working in good faith, the Company and the Investment Manager are unable to agree on the actions to take or changes to make, the Company may direct the Investment Manager to take any actions or make any changes it reasonably determines are necessary to the Company maintaining a financial strength rating of at least “A-” (or equivalent) from such Rating Agency.

(c) If at any time a Rating Agency (i) places the Company on negative outlook (or equivalent outlook) while the Company has an “A-” (or equivalent) financial strength rating or (ii) threatens or advises a downgrade in the Company’s financial strength rating below “A-” (or equivalent), and in either case such Rating Agency attributes such action to the Company’s non- investment grade investments, non-investment grade investment strategy or the performance of the HPS Investment Account, or any actions of the Investment Manager, the Investment Manager shall use commercially reasonable efforts to remedy such circumstances within 12 months to cause the negative outlook or threat of a downgrade to be removed by such Rating Agency, subject to the HPS Investment Guidelines. If, such circumstances cannot be remedied consistent with the HPS Investment Guidelines, the Company may direct the Investment Manager to take any actions or make any changes the Company reasonably determines are necessary to remedy such circumstances.
Section 4.    Compensation and Expenses. The Investment Manager will be entitled to fees and to reimbursement of expenses in accordance with the Fee Schedule annexed hereto as Exhibit B (the “Fee Schedule”).
Section 5.    No Guarantees; Exculpation.
(a)    All transactions effected for the Company’s HPS Investment Account by the Investment Manager will be for the Company’s account and risk. The Company will bear all of the risk with regard to all of the investments and transactions effected or facilitated in the HPS Investment Account by the Investment Manager and/or its delegates on behalf of the Company. The Investment Manager has not made and does not make any representation, warranty or guarantee whatsoever as to the success or profitability of any investment or the Investment Manager’s trading methods and strategies, and the Company has not relied on any representation, warranty or guarantee from the Investment Manager or any of its affiliates, principals, officers, directors, members, managers, employees, agents or representatives, and has not entered into this Agreement in consideration of or in reliance upon any such representation, warranty or guarantee from the Investment Manager or any of its affiliates, principals, officers, directors, members, managers, employees, agents or representatives.
(b)    No Indemnified Person (as defined below) will be liable to the Company for any losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification and the cost of pursuing any insurance providers (collectively, “Losses”) suffered by the Company in connection with any matters to which this Agreement relates, including, but not limited to, trading losses, except those Losses resulting from (x) such Indemnified Person’s gross negligence or intentional misconduct or (y) material intentional breaches of the HPS Investment Guidelines by the Investment Manager, which breaches are not cured within 90 days of the earlier of (A) the date on which the Investment Manager becomes aware of such breach, and (B) the date on which the Investment Manager receives a notice of such breach from the Company; provided, however, that for the avoidance of doubt, it is agreed and understood that no breach of the HPS Investment Guidelines shall be deemed to have occurred if (i) the Company and AUI have agreed in writing to an amendment to such HPS Investment Guidelines such that the Investment Manager’s actions under the amended HPS Investment Guidelines would not constitute a breach of such guidelines or (ii) such actions were approved by the Company’s Chief Executive Officer in writing or (iii) such actions were taken pursuant to instructions provided by the Company. An Indemnified Person may consult with reputable legal counsel, accountants, consultants or other advisors in respect of any matters to which this Agreement relates, and shall not be liable to the Company for any action or inaction which is taken or omitted in good faith, in reliance upon and in accordance with the opinion or advice of such counsel, accountants, consultants or other advisors; provided that such counsel, accountants, consultants and other advisors shall have been selected and monitored with reasonable care.
Section 6.    Indemnification. To the fullest extent permitted by applicable law, the Company will indemnify and hold harmless the Investment Manager and its members, managers, officers, partners, affiliates and employees (each, an “Indemnified Person”) from and against any Losses suffered or sustained by an Indemnified Person by reason of the fact that he, she or it was an Indemnified Person, including, without limitation, any judgment, settlement, reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any actual or threatened action or proceeding, provided that the Company shall not be liable to any Indemnified Person to the extent such Losses resulted from an action or inaction, or mistake of judgment, taken by an Indemnified Person that constituted fraud, gross negligence or intentional misconduct, in each case as determined in a final non-appealable judgment by a court of competent jurisdiction. The Company will advance to any Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the investigation and/or defense of any such action or proceeding. If for any reason (other than such Indemnified Person’s fraud, gross negligence or intentional misconduct, in each case as determined in a final non-appealable judgment by a court of competent jurisdiction) the indemnification described in this paragraph is unavailable to any Indemnified Person in connection to a Loss, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and such Indemnified Person, on the other hand, or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations.
Section 7.    Service to Other Companies or Accounts; Agency Cross Transactions.
(a)The Company understands that the Investment Manager will act as investment adviser to other entities, and the Company has no objection to such actions by the Investment Manager. Whenever the Company and one or more other clients advised by the Investment Manager have available funds for investments, investments suitable and appropriate for each will be allocated among the Company and the other clients in the Investment Manager’s sole discretion. In addition, the Company understands that the persons employed by the Investment Manager to assist in the performance of the Investment Manager’s duties under this Agreement will not devote their full time to serving the Company and that nothing contained in this Agreement should be deemed to limit or restrict the right of the Investment Manager or any affiliate of the Investment Manager to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.
(b)The Investment Manager hereby covenants that all principal transactions and agency cross transactions for the HPS Investment Account will be effected by the Investment

Manager in accordance with applicable law, including Section 206(3) of the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”).
(c)The Investment Manager will not effect a principal transaction for the HPS Investment Account with the Investment Manager or any affiliate of the Investment Manager unless the Company has consented to such transaction. The Company hereby authorizes the Investment Manager to select Sterling Valuation Group, Inc. (or with the Company’s consent (which shall not be unreasonably withheld or delayed) another independent third party unaffiliated with the Investment Manager), to review and approve or disapprove, on behalf of the Company, any such transactions consistent with applicable law at the Company’s expense.
(d)Consistent with applicable law, the Investment Manager and any affiliated broker- dealers are hereby authorized by the Company to execute agency cross transactions on behalf of the HPS Investment Account; provided, however, that any agency cross transaction with an affiliated broker-dealer shall be on an arm’s length basis. Each agency cross transaction will be executed through the use of a methodology to determine the transfer price deemed fair and equitable by the Investment Manager. The Company may revoke this consent by written notice to the Investment Manager at any time.
(e)For purposes of this Section 7, (i) a “principal transaction” is a transaction in which the Investment Manager or an affiliate of the Investment Manager effects a trade between the HPS Investment Account and the account of the Investment Manager or an affiliate of the Investment Manager and (ii) an “agency cross transaction” is a transaction in which the Investment Manager or an affiliate of the Investment Manager acts as a broker for both the HPS Investment Account and another person on the other side of the transaction and earns commissions from both sides.
Section 8.    Brokerage Arrangements; Soft Dollars.
(a)Subject to the provisions of Section 7, the Investment Manager may select any broker or dealer, including itself or its affiliates, in connection with any investment or any trade. The Company hereby authorizes the Investment Manager and/or its delegates to effect transactions for the HPS Investment Account through affiliated broker-dealers, and the affiliated broker-dealers may retain commissions in connection with effecting such agency transactions. In choosing brokers and dealers, the Investment Manager will endeavor to obtain the best execution of trades; provided, however, that the Investment Manager also may consider the value of various services or products, beyond execution, that a broker-dealer provides to the Company or the Investment Manager. The Investment Manager is not required to select the broker or dealer that charges the lowest transaction cost. The Company understands that other broker- dealers may be willing to effect transactions for the Company at lower commission rates than those charged by affiliated broker- dealers.
(b)The Company acknowledges and agrees that, subject to the provisions of Section 28(e) of the Securities Exchange Act of 1934, as amended, the Investment Manager may effect securities transactions which cause the Company to pay an amount of commission in excess of the amount of commission another broker or dealer would have charged, provided that the Investment Manager determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the broker or dealer to the Investment Manager, viewed in terms of either the specific transaction or the Investment Manager’s overall responsibilities to the accounts for which the Investment Manager exercises investment discretion. For these purposes, “research services” means services or products used to provide lawful and appropriate assistance to the Investment Manager in making investment decisions for its clients. The types of research the Investment Manager may acquire include: reports on or other information about particular companies or industries; economic surveys and analyses; recommendations as to specific securities; financial publications; portfolio evaluation services; financial database software and services; computerized news, pricing and order-entry services and other products or services that may enhance the Investment Manager’s investment decision making. The Company hereby acknowledges that the Investment Manager or its affiliates may obtain research services from brokerage commissions charged to the Company that may be used to benefit the Company’s HPS Investment Account, as well as accounts other than the Company’s HPS Investment Account.
Section 9.    [Reserved].
Section 10.    Accounts; HPS Managed Assets; Liquidity and Withdrawal Rights; Reporting.
(a)Accounts. The Company shall maintain the following accounts:
(i)    Several investment accounts, including the HPS Investment Account as well as certain accounts in which the Company holds investment-grade fixed-income assets required for regulatory, rating agency and/or collateral purposes, and which will be managed by a different investment manager; and
(ii)    an account managed by the Company and in which the Company will purchase, sell and trade investment grade bonds designated by the NAIC as classes 1 and 2 (the “Investment Grade Account”); the Investment Manager shall have no rights or obligations with respect to the management of the Investment Grade Account or to earn fees on the investments in such account.
In addition to the Investment Account and the Investment Grade Account, the Company may maintain and operate a claims account and an operating account; provided, however, that the Company shall not cause the aggregate amount in the claims account and the operating account to exceed at any time the amount reasonably needed for the operation of the Company’s business and the payment of claims.
(b)HPS Managed Assets. For purposes of this Agreement, “HPS Managed Assets” includes capital, retained earnings and premium that are (i) not needed to support regulatory capital, regulatory collateral requirements or client underwriting collateral requirements, (ii) eligible for investment in non-investment grade investments even if such capital, retained earnings or premium are needed to support regulatory capital, regulatory collateral requirements or client underwriting collateral requirements or (iii) otherwise mutually agreed. For the avoidance of doubt, it is the intention of the parties hereto that all assets that are eligible for investment in non-investment grade investments will constitute the HPS Managed Assets and the Company undertakes to not take any action meant to circumvent such intent.
(c)Liquidity and Withdrawal Rights. The Company shall have the right to withdraw from time to time any amounts from the Investment Account (i) that it determines to invest in the Investment Grade Account in order to satisfy the HPS Investment Guidelines and/or New Jersey law, regulations or Department of Banking and Insurance requirements and/or as needed to maintain or obtain a desired rating from a Rating Agency, (ii) that are necessary for payment of claims or to maintain liquidity for payment of claims, or (iii) as required for payment of expenses for the continued operations of the Company’s business, by delivering written notice to the Investment Manager at least 5 Business Days in advance of the withdrawal date in the case of any withdrawal pursuant to clause (i) or (ii) and at least 30 Business Days in advance of the withdrawal date in the case of any withdrawal pursuant to clause (iii).
Section 11.    Valuation.
(a)The Investment Manager will value the assets held in the HPS Investment Account at their fair value and in accordance with the following: (i) securities, other than options, that are listed on a national securities exchange (including, without limitation, NASDAQ) and are freely transferable shall be valued at their official listed closing price on the principal exchange on which such securities are listed, and options that are listed on a national securities exchange shall be valued at the mean of the closing “bid” price and closing “ask” price on the principal exchange on which such options are traded; provided, however, that if the trading of any such securities is suspended on the date of determination, then the securities shall be valued at the last available price on the principal exchange on which such securities are listed prior to suspension; (ii) securities traded over-the-counter that are freely transferable shall be valued at the mean of the closing “bid” price and closing “ask” price as reported on an over-the- counter bulletin board, or if not quoted on such system, by one of the principal market makers in such security; (iii) futures, options on futures and other commodity interests traded on a commodity exchange shall be valued at the settlement price on the commodity exchange on which the particular commodity interest is traded on behalf of the HPS Investment Account; and (iv) forward, spot and swap contracts, other off-exchange instruments, derivative instruments or commodity interests traded on a non-U.S. exchange or any other investment not set forth above shall be valued by the Investment Manager on a basis consistently applied.
(b)If the Investment Manager determines that market prices or quotations or pricing methodologies do not represent the fair value of particular securities or if no quotation exists, the Investment Manager is authorized in its good faith discretion to assign a value to such securities that differs from the market prices or quotations or is calculated differently and, upon request by the Company, will provide supportive evidence. In performing its valuation duties, the Investment Manager may use particular pricing services, brokers, market makers or other intermediaries selected by the Investment Manager. The Investment Manager will not be liable for any losses suffered by the HPS Investment Account or the Company by reason of any error in calculation resulting from any inaccuracy in the information provided by such service providers.
(c)The value of the assets in the Company’s HPS Investment Account, as determined by the Investment Manager pursuant to this Section 11, will be, in the absence of bad faith or manifest error and subject to any audit verification, conclusive and binding on the Company and any parties claiming through the Company.
Section 12.    Entire Agreement; Integration of Rights. This Agreement and the Services Agreement dated as of the date hereof among the Company, AUI and, solely for the limited purposes set forth therein, the Investment Manager (the “Services Agreement”), together with the other documents and agreements executed by the parties on the Effective Date, contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties hereto relating to the subject matter hereof, and each party hereto agrees that each and every such prior agreement and understanding is terminated and replaced in its entirety by the rights created by this Agreement, the Services Agreement and the other documents and agreements executed by the parties on the Effective Date.
Section 13.    Non-Assignability. Except as provided herein, neither party to this Agreement may effect an assignment, as defined in the Advisers Act and rules thereunder, of this Agreement without the express written consent of the other party.
Section 14.    Term; Termination.
(a)This Agreement became effective as of August 1, 2016 (the “Effective Date”). The initial term of this Agreement will expire on December 31, 2025 (such period, the “Initial Term”); provided, however, that the term of this Agreement will automatically renew for a five- year period following the Initial Term if neither the Company nor the Investment Manager gives written notice to the other party that it will not renew at least 24 months prior to the end of the Initial Term. Thereafter, the term will continue to renew for successive five-year periods unless either party gives notice to not renew at least 24 months before the end of the then current term. Notwithstanding the foregoing, this Agreement shall automatically expire coincident with the expiration of the Second Amended and Restated Investment Management Agreement, dated as of April 30, 2018, among Watford Re Ltd. (“Watford Re”), Watford Holdings Ltd. (“Watford Holdings”), the Investment Manager and Arch Underwriters Ltd., as supplemented and amended (the “Watford Re Investment Management Agreement”).
(b)The occurrence of any of the following (each, a “Company Termination Event”) shall constitute a Company Termination Event:
(i)    the conviction of any of the Investment Manager’s officers or employees of any crime subjecting such officer or employee to any disqualification that would be the basis for denial, suspension or revocation of registration of the Investment Manager under Section 203(e) of the Advisers Act;
(ii)    material non-compliance by the Investment Manager with any material law applicable to the Investment Manager in the performance of its obligations hereunder, which non-compliance has a material adverse effect on the Company or the Investment Manager’s performance hereunder and has not been cured within 90 Business Days after discovery by the Investment Manager;

(iii)     the Investment Manager intentionally breaches the HPS Investment Guidelines, and such breach could reasonably be expected to have a material adverse effect on the Company and the Investment Manager shall have failed to cure such breach within 30 Business Days of the earlier of (x) the date on which the management of the Investment Manager becomes aware of any such breach and (y) the date on which the Investment Manager receives notice of such breach from the Company; provided, however, that for the avoidance of doubt, it is agreed and understood that no material breach of such HPS Investment Guidelines shall be deemed to have occurred if (A) the Company and AUI have agreed in writing to an amendment to such HPS Investment Guidelines such that the Investment Manager’s actions under the amended HPS Investment Guidelines would not constitute a breach of such guidelines or (B) such breach is approved by the Company’s Chief Executive Officer in writing prior to making any investment that would otherwise constitute a breach of the HPS Investment Guidelines or (C) such breach is pursuant to instructions provided by the Company;
(iv)    a downgrade in the Company’s financial strength rating from a Rating Agency below “A-” (or equivalent) which is caused primarily by and attributed by such Rating Agency to the Investment Manager’s investment strategy with respect to the HPS Investment Account; provided that if such a downgrade in such Rating Agency rating would not be reasonably likely to have an adverse effect on the Company or the Company’s ability to underwrite and bind insurance and reinsurance policies, then such downgrade shall not be deemed a Company Termination Event;
(v)    (A) a Rating Agency has placed the Company on negative outlook (or equivalent outlook) while the Company has an “A-” (or equivalent) financial strength rating which is caused primarily by and attributed by such Rating Agency to the Investment Manager’s investment strategy with respect to the HPS Investment Account, and (B) the Investment Manager has failed to adequately correct such circumstances within 12 months; provided that if such negative outlook and failure to correct would not be reasonably likely to have an adverse effect on the Company or the Company’s ability to underwrite and bind insurance and reinsurance policies, then such negative outlook and failure to correct shall not be deemed a Company Termination Event;
(vi)    failure by the Investment Manager to use substantially the same standard of care and apply substantially similar investment making and risk management processes as it applies to its other clients pursuing substantially similar investment strategies, taking into account the HPS Investment Guidelines, the Company’s risk tolerances, the Investment Manager’s obligations hereunder and any directions of the Company, which failure is not cured within 90 Business Days of receipt of written notice from the Company; or
(vii)    a change of control of the Investment Manager that results in a breach of the Investment Manager’s obligations pursuant to this Agreement, which breach has not been cured within 90 Business Days of receipt of written notice from the Company.
(c)The occurrence of any of the following (each, an “Investment Manager Termination Event”) shall constitute an Investment Manager Termination Event:

(i)     the determination by the Investment Manager that the termination of this Agreement is necessary or advisable to comply with the Bank Holding Company Act (the “BHCA”), the Dodd-Frank Act or any other current or future laws, rules, regulations or legal requirements applicable to the Investment Manager, its affiliates or JPMorgan Chase & Co or to reduce or eliminate the impact or applicability to the Company of any bank regulatory restrictions that might otherwise be imposed upon the Company as a result of JPMorgan Chase & Co.’s or its affiliates’ status as a bank holding company under the BHCA;
(ii)    insolvency or bankruptcy of the Company;
(iii)    material non-compliance by the Company with any material law or regulation applicable to the Company (other than any non-compliance resulting from the Investment Manager’s action or failure to act in accordance with the terms of this Agreement), which non-compliance has a material adverse effect on the Company and has not been cured within 90 Business Days of receipt of written notice from the Investment Manager or discovery by the Company;
(iv)    non-payment of a material amount due to the Investment Manager or failure by the Company to deposit all of its HPS Managed Assets in the HPS Investment Account in accordance with Section 10, other than amounts permitted to be withheld or withdrawn pursuant to Section 10 (including any amounts in the Investment Grade Account), which non- payment or failure has not been cured within 90 Business Days of receipt of written notice from the Investment Manager; or
(v)    the non-renewal or termination of the Services Agreement.
(d)Upon the occurrence of a Company Termination Event, the Company may, at its option, terminate this Agreement by delivering to the Investment Manager a written notice of termination indicating the Termination Event causing such termination and the effective date of such termination.
(e)Upon the occurrence of an Investment Manager Termination Event, the Investment Manager may, at its option, terminate this Agreement by delivering to the Company a written notice of termination indicating the effective date of such termination. For the avoidance of doubt, upon such termination, the Investment Manager shall be entitled to receive (i) Management Fees for the period during which the Investment Manager served in such capacity within the calendar quarter in which such termination occurs and (ii) subject to the last sentence of Section 3 of the Fee Schedule, Performance Fees for the period during which the Investment Manager served in such capacity within the Fiscal Year in which such termination occurs, each determined as of the effective date of such termination, and such Management Fees and Performance Fees shall be paid to the Investment Manager as promptly as practicable after the date of such termination.
Section 15.    Independent Contractor. The Investment Manager shall for all purposes herein be deemed to be an independent contractor with respect to the Company. The Investment Manager shall not, by reason of its duties and functions hereunder, be deemed to be acting as a partner of or to be engaged in a joint venture with, the Company.

Section 16.    Notices. Any notice, direction, instruction, acknowledgment or other communication required or contemplated by this Agreement will be in writing and addressed to the parties as follows:
If to the Company:
Watford Specialty Insurance Company
445 South Street, Suite 220
P.O. Box 1988
Morristown, NJ 07962-1988
Attention: Chief Executive Officer
Telephone No.: (973) 898-9575
with a copy (which shall not constitute notice) to: Clifford Chance US LLP
31 West 52nd Street
New York, New York 1001
Attention: Gary D. Boss
Telecopier No.: (212) 878-8375
Telephone No.: (212) 878-8063
If to the Investment Manager:
HPS Investment Partners, LLC
40 West 57th Street, 33rd Floor
New York, New York 10019
Attention: Kathy Choi
Telecopier No.: (212) 520-3848
Telephone No.: (212) 287-5548
If to AUI:
Arch Underwriters Inc. 445
South Street, Suite 220
P.O. Box 1988
Morristown, NJ 07962-1988
Attention: Chief Executive Officer
Telephone No.: (973) 898-9575
with a copy (which shall not constitute notice) to:
Cahill Gordon & Reindel, LLP
80 Pine Street
New York, New York 10005
Attention: John Schuster
Telecopier No.: (212) 269-5420
Telephone No.: (212) 701-3323

Section 17.    Binding Effect. This Agreement will be binding upon and inure to the benefit of the Company, the Investment Manager, each Indemnified Person, and their respective successors and permitted assigns. Any person that is not a signatory to this Agreement, but is nevertheless conferred any rights or benefits hereunder, e.g., members and officers of the Investment Manager and others who are entitled to indemnification hereunder, will be entitled to such rights and benefits as if such person were a signatory hereto, and the rights and benefits of such person hereunder may not be impaired without such person’s express written consent.
Section 18.    Certain Limitations. The Company shall not agree to amend or waive any provision or term of Section 5.01(a) or Section 6.01 of the Services Agreement, but solely to the extent such Section relates to reporting obligations with respect to any account of the Company, in each case without the prior written consent of the Investment Manager.
Section 19.    Amendment and Waiver. No provision of this Agreement may be changed, waived or discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.
Section 20.    Governing Law. This Agreement is governed by, and construed in accordance with, the laws of the State of New Jersey, without giving effect to its conflict of laws principles.
Section 21.    Arbitration. In the event that any dispute arises under this Agreement, the dispute will be submitted to and settled exclusively by binding arbitration, to be conducted in accordance with the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “AAA Rules”). Arbitration shall be held in the County of New York, New York, before three arbitrators (except for disputes valued at less than $50,000, for which one single arbitrator will be chosen) selected pursuant to the AAA Rules, who will have no personal or pecuniary interest in the dispute, either directly or indirectly. All decisions of the arbitrator(s) will be final, binding and conclusive on the parties. Either party may seek confirmation and enforcement of the arbitration award, under the Federal Arbitration Act, if applicable, and/or the law of the State of New Jersey, in the United States District Court of New Jersey or New Jersey state courts, and each party hereby consents to the jurisdiction and venue of the aforementioned courts for any claim, action, suit or proceeding arising hereunder. A final unappealable judgment in any such action, suit or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
Section 22.    Regulatory Notice. No assignment, amendment, modification, or termination shall be effective unless such assignment, amendment, modification, or termination is (i) filed with the New Jersey Department of Banking and Insurance (“NJDOBI”) at least 30 days prior to the proposed effective date, (ii) not disapproved by the NJDOBI, (iii) made in writing, and (iv) signed by the parties hereto.
Section 23.    Advance of Funds to Affiliate. The Company is prohibited from advancing funds contemplated under this Agreement to AUI except to pay for services related to this Agreement.

Section 24.    Company Assets. The Investment Manager acknowledges that all funds and invested assets of the Company are the exclusive property of the Company, held for the benefit of the Company, and, except as otherwise provided in this Agreement, are subject to the control of the Company.
Section 25.    Books and Records. All books and records of the Company are and remain the property of the Company and are subject to the control of the Company.
Section 26.     Receivership. The Investment Manager acknowledges that if the Company is placed in receivership or control is seized by the Commissioner pursuant to N.J.S.A. 17:30C-1 et seq. or 17B:32-31 et seq.:
(i)all of the rights of the Company under this Agreement extend to the receiver or Commissioner; and
(ii)all books and records of the Company will immediately be made available to the receiver or the Commissioner, and shall be turned over to the receiver or Commissioner immediately upon the receiver’s or the Commissioner’s request.
Section 27.    No Automatic Right to Terminate. AUI has no automatic right to terminate this Agreement if the Company is placed in receivership pursuant to N.J.S.A. 17:30C-1 et seq. or 17B:32-31 et seq.
Section 28.    Maintenance of Infrastructure. AUI shall continue to maintain any systems, programs, or other infrastructure notwithstanding a seizure by the Commissioner pursuant to N.J.S.A. 17:30C-1 et seq. or 17B:32-31 et seq. and will make them available to the receiver, for so long as the AUI continues to receive timely payment for services rendered.
Section 29.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.
Section 30.    Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.
Section 31.    Headings. The headings contained in this Agreement are intended solely for convenience and will not affect the rights of the parties to this Agreement.
Section 32.    Survival. The provisions of Sections 4, 5, 6, 12, 17, 19, 20 and 21 hereof and this Section 32 will survive the termination of this Agreement.

********IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WATFORD SPECIALTY INSURANCE COMPANY

By:	/s/: Alexandre Scherer
Name:	Alexandre Scherer
Title:	President & CEO

HPS INVESTMENT PARTNERS, LLC

By:
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer
Solely for the limited purposes set forth in Sections 3(a), 5(b), 14(b)(iii), 19, 27, 28 and 31:

ARCH UNDERWRITERS INC

By:	/s/: Kenneth Vivian
Name:	Kenneth Vivian
Title:	President & CEO

[Signature Page to Amended and Restated Investment Management Agreement]

********IN WITNESS WHE REOF, the parties have executed this Agreement as of the date first written above.

WATFORD SPECIALTY INSURANCE COMPANY

By:	/s/ Alexandre Scherer
Name: Alexandre Scherer
Title: President & CEO

HPS INVESTMENT PARTNERS, LLC

By:	/s/: Faith Rosenfeld
Name:	Faith Rosenfeld
Title:	Chief Administrative Officer
Solely for the limited purposes set forth in Sections 3(a), 5(b), 14(b)(iii), I 9, 27, 28 and 31:

ARCH UNDERWRITERS INC

By:
Name:	Kenneth Vivian
Title:	President & CEO

[Signature Page to Amended and Restated Investment Management Agreement]

Exhibit A
Investment Guidelines
Composition of Investments: The HPS Managed Assets in the HPS Investment Account will primarily be invested in United States governmental issues and corporate debt instruments issued in the United States, including bank loans and high yield bonds. However, the HPS Managed Assets in the HPS Investment Account are generally not intended to include investment grade bonds which are intended to be included in the Investment Grade Account.
If the Company determines that the Asset Value of the Investment Grade Account is less than the greater of (i) 50% of the Total Asset Value, or (ii) the amount necessary for the Company to maintain an NAIC Risk Based Capital ratio of at least 400% (calculated using financial information (other than that relating to Asset Value, which shall be current at all times) as at the most recent completed quarter-end), the Company may deliver written notice to the Investment Manager and the Investment Manager shall adjust the composition of the HPS Investment Account (and HPS Managed Assets therein) as directed by the Company in such notice (and consistent with these Investment Guidelines) within 30 Business Days of receipt by the Investment Manager of such notice so that the Asset Value of the Investment Grade Account is equal to or greater than the greater of (i) and (ii). Notwithstanding the foregoing, to the extent the Investment Manager is directed to adjust the composition of the HPS Investment Account in order to cause the Asset Value of the Investment Grade Account to be at least equal to (ii) above, the Investment Manager shall only be required to so adjust to the extent it is possible to do so without liquidating investments at distressed prices. In addition, the Company may direct the Investment Manager to adjust the composition of the HPS Investment Account and the HPS Managed Assets therein (in a manner consistent with these Investment Guidelines) if the Company reasonably determines that such adjustment is necessary for the HPS Investment Account to be in compliance with Title 17:24 – Insurance of New Jersey’s Statutes, and the Investment Manager will effect such adjustment within 30 Business Days of receipt by the Investment Manager of such direction.
Concentration of Investments: Other than cash and cash equivalents, investment positions with a single issuer will comprise no more than 7.5% of the Total Asset Value. For the avoidance of doubt, the largest four investment positions with single issuers will not aggregate to more than 30% of Total Asset Value. Each such determination is made at the time of the applicable investment. For purposes of calculating the foregoing, the Investment Manager shall be entitled to rely on the Asset Value of the Investment Grade Account as most recently reported to the Investment Manager by the Company.
Leverage: The Investment Manager will not utilize leverage in order to increase its investment capacity.
Monitoring: The Investment Manager will provide monthly risk and performance reports to the Company regarding the investment performance of the Investment Manager and will review risk and performance in detail with the Company on a quarterly basis.

A-1

“Asset Value” at any date means the net asset value of the Investment Grade Account or the HPS Investment Account, as the case may be, as determined by the Investment Manager in accordance with the valuation methodology set forth in Section 11 of the Agreement with respect to the HPS Investment Account and as determined by the Company with respect to the Investment Grade Account and reported to the Investment Manager.
“Total Asset Value” at any date means the sum of the Asset Values of the HPS Investment Account and the Investment Grade Account at such date.

A-2

Exhibit B
Fee Schedule
Section 1.    Definitions. Capitalized terms not otherwise defined in this Fee Schedule will have the meanings provided in the Agreement to which this Fee Schedule is attached (including the HPS Investment Guidelines attached to the Agreement as Exhibit A). The following definitions will apply for purposes of determining the Investment Manager’s fees hereunder:
“Aggregate Income” means the positive amount, if any, that:
A.
(1)the Net Asset Value of the HPS Investment Account after deduction of paid and accrued management fees for the HPS Investment Account for such period but before accrual or deduction of the performance fees for such HPS Investment Account Measurement Period (as defined below), on the last day of the applicable Fiscal Year; plus
(2)any withdrawals or distributions by the Company from the HPS Investment Account during the HPS Investment Account Measurement Period, to the extent that such withdrawals and distributions are made when the Net Asset Value of the HPS Investment Account is above its Net Asset Value at the HPS Investment Account’s High Water Date as adjusted by C.(1) below; plus
B.
(1)the Net Asset Value of each Affiliated Account (as defined below) after deduction of paid and accrued management fees for such Affiliated Account for such period but before accrual or deduction of any performance fees for each such Affiliated Account’s Affiliated Account Measurement Period (as defined below), on the last day of the applicable Fiscal Year; plus
(2)any withdrawals or distributions by any Affiliated Company (as defined below) from any Affiliated Account during the period beginning on such Affiliated Company’s High Water Date and ending on the last day of the applicable Fiscal Year (such period, the “Affiliated Account Measurement Period”), to the extent that such withdrawals and distributions are made when the Net Asset Value of such Affiliated Account is above its Net Asset Value at such Affiliated Account’s High Water Date as adjusted by D.(1) below;
exceeds the sum of:
C.
(1)the Net Asset Value of the HPS Investment Account on the HPS Investment Account’s High Water Date after deduction of paid and accrued management fees for the HPS Investment Account and any applicable performance fees for the HPS Investment Account paid or accrued related to the period prior to such High Water Date (provided that such Net Asset Value shall be reduced pro rata for the withdrawals or distributions made from the HPS Investment Account if the Net Asset Value of the HPS Investment Account at the time of such withdrawals or distributions is below the Net Asset Value of the HPS Investment Account on the HPS Investment Account’s High Water Date); plus
(2)any contributions by the Company to the HPS Investment Account during such HPS Investment Account Measurement Period; plus
D.
(1)the Net Asset Value of each Affiliated Account on each Affiliated Account’s High Water Date after deduction of paid and accrued management fees for such Affiliated Account and any applicable performance fees for such Affiliated Account paid or accrued related to the period prior to any such High Water Date (provided that each such Affiliated Account’s Net Asset Value shall be reduced pro rata for the withdrawals or distributions made from such Affiliated Account if the Net Asset Value of such Affiliated Account at the time of such withdrawals or distributions is below the Net Asset Value of such Affiliated Account on such Affiliated Account’s High Water Date); plus
(2) any contributions by any Affiliated Company to its Affiliated Account during such Affiliated Account’s Affiliated Account Measurement Period.
“Business Day” means any day on which banks are open for business in New York, New
“Excess Income” means the positive difference, if any, between (a) the Aggregate
Income and (b) that portion of the Aggregate Income on which the Base Performance Fee is owed in accordance with Section 3 below (for the avoidance of doubt, also taking into account the Base Performance Fee).
“Fiscal Year” means the Company’s fiscal year or portion thereof if this Agreement is terminated and not immediately renewed.
“High Water Date” means, with respect to the HPS Investment Account or an Affiliated Account, as applicable, the time of the opening of the New York Stock Exchange on the date immediately following the most recent date as of which such account paid a performance fee (or, if no performance fee has yet been paid, the opening balance of such account immediately following its establishment).
“Income” means the positive amount, if any, that:

(1)	the Net Asset Value of the HPS Investment Account, after deduction of paid and accrued Management Fees for such period but before accrual or deduction of the

Performance Fee for such HPS Investment Account Measurement Period on the last day of the applicable Fiscal Year; plus

(2)
any withdrawals or distributions by the Company from the HPS Investment Account during the period beginning on the HPS Investment Account’s High Water Date and ending on the last day of the applicable Fiscal Year (the “HPS Investment Account Measurement Period”), to the extent that such withdrawals and distributions are made when the Net Asset Value of the HPS Investment Account is above its Net Asset Value at the High Water Date as adjusted by (1) below;

exceeds the sum of:

(1)
the Net Asset Value of the HPS Investment Account on the High Water Date after deduction of paid and accrued Management Fees and any applicable Performance Fee paid or accrued related to the period prior to such High Water Date (provided that such Net Asset Value shall be reduced pro rata for the withdrawals or distributions made from the HPS Investment Account if the Net Asset Value of the HPS Investment Account at the time of such withdrawals or distributions is below the Net Asset Value of the HPS Investment Account on the High Water Date); plus

(2)	any contributions by the Company to the HPS Investment Account during such HPS Investment Account Measurement Period.
“Net Asset Value” at any date means the net asset value of the HPS Investment Account, as determined by the Investment Manager in accordance with the valuation methodology set forth in Section 11 of the Agreement; provided that with respect to the calculation of Aggregate Income, “Net Asset Value” at any date means (1) with respect to the HPS Investment Account, the net asset value of such account, as determined by the Investment Manager in accordance with the valuation methodology set forth in Section 11 of the Agreement, and (2) with respect to any other investment account (each such account, an “Affiliated Account”) of any affiliate of the Company (each such affiliate, an “Affiliated Company”) which is both (a) domiciled in the United States and (b) party to a management agreement with the Investment Manager, the net asset value of such Affiliated Account, as determined in accordance with the valuation methodology set forth in such Affiliated Company’s management agreement with the Investment Manager.
“Aggregate Outperformance Threshold” means the Net Asset Value of the HPS Investment Account on its High Water Date plus the Net Asset Value of each Affiliated Account on its High Water Date plus Aggregate Time-Weighted Contributions minus Aggregate Time- Weighted Withdrawals and Distributions.
“Aggregate Time-Weighted Contributions” means (1) (x) each contribution by the Company to the HPS Investment Account during an HPS Investment Account Measurement Period multiplied by (y) the product, the numerator of which is the number of days remaining during such HPS Investment Account Measurement Period (including the day on which such capital contribution was made) and the denominator of which is the number of days in the HPS Investment Account Measurement Period plus (2) (x) each contribution by an Affiliated Company to its Affiliated Account during the applicable Affiliated Account Measurement Period multiplied by (y) the product, the numerator of which is the number of days remaining during such Affiliated Account Measurement Period (including the day on which such capital contribution was made) and the denominator of which is the number of days in such Affiliated Account Measurement Period.
“Aggregate Time-Weighted Withdrawals and Distributions” means (1) (x) each withdrawal or distribution by the Company from the HPS Investment Account during an HPS Investment Account Measurement Period (or if the Net Asset Value of the HPS Investment Account at the time of such withdrawal or distribution is below the Net Asset Value of the HPS Investment Account on the HPS Investment Account’s High Water Date, an amount equal to the Net Asset Value of the HPS Investment Account on the HPS Investment Account’s High Water Date multiplied by the amount of such withdrawal or distribution divided by the HPS Investment Account’s Net Asset Value on the date of such withdrawal or distribution) multiplied by (y) the product, the numerator of which is the number of days remaining during such HPS Investment Account Measurement Period (including the day on which such withdrawal or distribution was made) and the denominator of which is the number of days in the HPS Investment Account Measurement Period plus (2) (x) each withdrawal or distribution by an Affiliated Company from its Affiliated Account during the applicable Affiliated Account Measurement Period (or if the Net Asset Value of such Affiliated Account at the time of such withdrawal or distribution is below the Net Asset Value of such Affiliated Account on such Affiliated Account’s High Water Date, an amount equal to the Net Asset Value of such Affiliated Account on such Affiliated Account’s High Water Date multiplied by the amount of such withdrawal or distribution divided by such Affiliated Account’s Net Asset Value on the date of such withdrawal or distribution) multiplied by (y) the product, the numerator of which is the number of days remaining during such Affiliated Account Measurement Period (including the day on which such withdrawal or distribution was made) and the denominator of which is the number of days in such Affiliated Account Measurement Period.
Section 2.    Management Fees. The Investment Manager will be entitled to receive a monthly management fee (the “Management Fee”) payable quarterly in arrears in an amount equal to the Net Asset Value of the HPS Investment Account (measured before reduction for any Management Fee, Performance Fee or any expense reimbursement pursuant to Section 5 of this Fee Schedule and as adjusted for any non-routine intra-month withdrawals) as of such month- end multiplied by one percent (1.0%) per annum (i.e., 1/12th of 1.0% for each such month), but if on or after January 1, 2020, the Net Asset Value of the HPS Investment Account as of any such month-end is in excess of $1.5 billion, such amount shall equal the sum of (a) $1.5 billion multiplied by one percent (1.0%) per annum (i.e., 1/12th of 1.0% for each such month) plus (b) the amount of the Net Asset Value of the HPS Investment Account in excess of $1.5 billion multiplied by seventy-five basis points (.75%) per annum (i.e., 1/12th of .75% for each such month); provided, however, that for any month-end, the amount payable in accordance with the foregoing shall not be less than eighty-five basis points (.85%) per annum (i.e., 1/12th of .85% for each such month) of the Net Asset Value of the HPS Investment Account as of such month-end. All management fees will be payable by the Company in accordance with Section 4 of this Fee Schedule. The Investment Manager acknowledges that a portion of the Management Fee will be paid to AUI, in its capacity as the Company’s insurance and reinsurance portfolio manager, to the extent owed pursuant to an agreement between the Investment Manager, AUI and the Company.
Section 3.    Performance Fees. The Company will also pay a Performance Fee (the “Performance Fee”) equal to its pro rata share, according to the amount of Income relative to the amount of Aggregate Income, of the sum of (a) 10% of the Aggregate Income, until such time as the annual return for such Fiscal Year-end over the Aggregate Outperformance Threshold is equal (after taking into account the payment of such current period Performance Fee) to a 10% annual return (such annual return measured as the Aggregate Income over the Aggregate Outperformance Threshold) (the “Base Performance Fee”) plus (b) 25% of the Excess Income, if any, calculated and payable as of each Fiscal Year-end and the date on which this Agreement is terminated and not renewed; provided, however, that the Performance Fee for any Fiscal Year shall not exceed the Company’s pro rata share, according to the amount of Income relative to the amount of Aggregate Income, of 17.5% of the Aggregate Income for such Fiscal Year. The Performance Fee will be paid in accordance with Section 4 of this Fee Schedule. If, after consultation with the Board of Directors, the Investment Manager determines to separately account for any illiquid investments in a so called “side pocket” (e.g. mezzanine and originated loans), the Performance Fee on such investments will be calculated and paid on the realized gain (as part of the calculation of Aggregate Income), if any, on such investments upon disposition.
Section 4.    Payments of Fees.
(a)The Investment Manager, or the administrator for the Company, will furnish to the Company a statement (each, a “Fee Statement”) setting forth an estimate of the computation of (i) the Management Fee within 15 Business Days following the end of each month, and (ii) the Performance Fee within 30 days after the close of each Fiscal Year, or as soon as practicable thereafter. Payment of the Management Fee will be made on a quarterly basis following each March 31, June 30, September 30 and December 31 within 5 Business Days following the delivery to the Company of the Fee Statement for such relevant quarter end. Payment of the Performance Fee will be made within 5 Business Days following the delivery to the Company of the Fee Statement for such Fiscal Year.
(b)The parties understand and agree that the Investment Manager may pay a portion of its Management Fee and/or Performance Fee to one or more sub-advisors selected by the Investment Manager.
(c)The parties understand and agree that no fees shall be payable pursuant to this Agreement in respect of the Investment Grade Account.
Section 5.    Expenses.
(a)All expenses incurred directly in connection with transactions effected or positions held for the account of the Company pursuant to the Investment Manager’s exercise of its duties hereunder will be paid or reimbursed by the Company, including, without limitation:
(i)    costs for trade support services including, but not limited to, pre- and post- trade support software and related support services;

(ii)     custodial and transfer agency fees and services;
(iii)    brokerage commissions and services;
(iv)    research costs, including but not limited to publications, periodicals, data base services and data processing that are directly related to research activities on behalf of the HPS Investment Account and all other expenses incurred in connection with the identification, evaluation and investigation of investments, to the extent such expenses are not directly attributable to specific investments;
(v)    all expenses attributable to any proposed investment that is ultimately not made (including deal initiation expenses, professional expenses, research, data fees, company or analyst conferences, travel, lodging and related expenses), any expenses in connection with any hedging transaction entered into and any borrowing costs with respect to such proposed investment;
(vi)    costs related to risk analysis and risk reporting by third parties and risk- related and consulting services;
(vii)    legal fees incurred related to HPS Investment Account investments or proposed investments and the ongoing operation, administration and existence of the HPS Investment Account and expenses incurred in connection with obtaining legal, tax, financial and accounting advice and the advice of other consultants and experts on behalf of the HPS Investment Account or the Company;
(viii)    expenses of, or incurred in connection with obtaining, any independent third party pursuant to Section 7(c) of this Agreement;
(ix)    market data fees, including for services of third parties that provide specialized data and/or analysis as to specific sectors or asset classes in which the HPS Investment Account has made or intends to make an investment;
(x)    out-of-pocket expenses incurred in connection with the collection of amounts due to the HPS Investment Account or the Company from any Person;
(xi)    interest costs and taxes;
(xii)    third-party legal and compliance fees and expenses allocated to the HPS Investment Account to the extent such services are related to, or otherwise benefiting, the organizational, operational, investment or trading activities of the HPS Investment Account;
(xiii)    costs for HPS Investment Account accounting, administration, auditing and tax preparation;
(xiv)    withholding or transfer taxes; and

(xv)     expenses attributable to any Board of Directors, ratings agencies or other meetings related to the HPS Investment Account, including travel and transportation, lodging, meals and related expenses.
(b)In addition, the Investment Manager will be entitled to be paid or reimbursed for other out-of-pocket expenses not described in Section 5(a) above, other than its own salary, office rental and other customary general administrative and overhead costs, properly allocable to the performance of its duties pursuant to the Agreement.
(c)Except as provided in paragraph (a) and (b) of this Section 5, the Investment Manager will provide its advisory services hereunder at its own expense.
(d)Notwithstanding anything to the contrary herein, in any calendar year, the amount of expenses described in paragraphs (a) and (b) that are ordinary and recurring operating expenses (as reasonably determined by the Investment Manager) shall not exceed an amount equal to the lesser of (i) 0.075% of the average monthly Net Asset Value of the HPS Investment Account over such calendar year and (ii) $2.0 million (the “Expense Cap”). For the avoidance of doubt, the Expense Cap shall not apply to (x) direct investment expenses (including, without limitation, interest costs, costs of investments such as brokerage commissions and legal fees related to specific investments), (y) extraordinary or non-recurring expenses (including, without limitation, taxes, litigation or other legal fees or indemnification expenses) or (z) expenses incurred by the Company (including, without limitation, the Company’s accounting, tax preparation and other costs related the HPS Investment Account).

Exhibit C
Rating Agencies
A.M. Best Company, Inc.

C-1